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                                                                  Exhibit (i)(6)

                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                             Philadelphia, PA 19103
                             (215) 988-2700 (Phone)
                           (215) 988-2757 (Facsimile)
                              www.drinkerbiddle.com

July 16, 2009

BHR Institutional Funds
1160 West Swedesford Road
Suite 140
Berwyn, PA 19312

     RE: JOHCM International Select Fund

Ladies and Gentlemen:

     We have acted as counsel to BHR Institutional Funds, a Delaware statutory trust (the "Trust"), in connection with the filing of the registration statement of the Trust including any amendment thereto (the "Registration Statement") to register under the Securities Act of 1933 shares of beneficial interest representing interests in a series, or fund, of the Trust: JOHCM International Select Fund (the "Fund"). The Fund offers two classes of shares, Class I Shares and Class II Shares (collectively, "Shares"). The Trust is authorized to issue an unlimited number of Shares of the Fund.

     We have reviewed the Trust's Agreement and Declaration of Trust, its By-Laws, and resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have considered necessary.

     This opinion is based exclusively on the laws of the State of Delaware.

     We have assumed the following for this opinion:

     1. The Shares will be issued in accordance with the Trust's Agreement and Declaration of Trust and By-Laws and resolutions of the Trust's Board of Trustees relating to the creation, authorization and issuance of the Shares.

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BHR Institutional Funds
July 16, 2009
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     2. The Shares will be issued against consideration therefor as described in the Trust's prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value and the applicable par value.

     Based on the foregoing, it is our opinion that:

     1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

     2. When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Trust and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 24 to the Registration Statement. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

                                        Very truly yours,


                                        /s/ Drinker Biddle & Reath LLP
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                                        DRINKER BIDDLE & REATH LLP